                                                                    Exhibit 10.2

                               SUBLEASE AGREEMENT

            Agreement of Sublease ("Sublease"), dated as of the 1st day of April, 1996 by and between Lockheed Engineering & Sciences Company, a Texas corporation, having an office at 2625 Bay Area Boulevard, Houston, Texas 77058 (the "Sublessor") and Global Discount Travel Services LLC, a Nevada limited liability company, having an office at 4052 South Industrial Road, Las Vegas, Nevada 89103 (the "Sublessee").

                               W I T N E S S E T H

            WHEREAS, by Agreement of Lease dated June 19, 1991, ("Underlying Lease"), between Howard Hughes Properties, Limited Partnership, as landlord ("Underlying Landlord"), and Sublessor, as tenant, Underlying Landlord demised to Sublessor certain premises consisting of approximately 53,760 square feet of a two story office space (which premises are referred to herein and in the Underlying Lease as the "Premises") in the building located at the Southwest Corner of Sunset Road and Paradise, Las Vegas, Nevada, commonly known as 980 Kelly Johnson Drive (the "Building"), and

            WHEREAS, Sublessor desires to sublease to Sublessee (i) the entire second floor of the Premises, which consist of approximately 26,480 rentable square feet on the second floor of the Building and (ii) a computer room ("Computer Room") situated on the first floor of the Building consisting of approximately 855 square feet together with access rights and use of lobby, stairs, elevator (if any), corridors and other areas of the Premises necessary to the ingress, egress and maintenance of the Sublet Premises (the "Sublet Premises"), and Sublessee desires to sublet the Sublet Premises from Sublessor on the terms, covenants and conditions contained herein.

            NOW, THEREFORE, in consideration of the rental payments to be made hereunder by the Sublessee to the Sublessor and the mutual terms, covenants and conditions hereinafter set forth, the Sublessor does hereby sublet to the Sublessee and the Sublessee does hereby take and hire from the Sublessor, the Sublet Premises on the terms and conditions as more particularly set forth herein.
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            1. Underlying Lease

                  (a) This Sublease shall be expressly subject and subordinate to all the terms, covenants and conditions contained in the Underlying Lease, and to all matters to which the Underlying Lease is subject and subordinate. A true and complete copy of the Underlying Lease is annexed hereto as Exhibit A.

                  (b) The Sublessee covenants and agrees (i) not to do or suffer or permit anything to be done or fail to do anything which would violate the terms of the Underlying Lease or result in a default under the Underlying Lease (beyond the expiration of applicable grace, notice and/or cure periods) or cause the Underlying Lease to be terminated, (ii) to perform and observe as to the Sublet Premises all of the terms, covenants and conditions on the part of the Tenant under the Underlying Lease to be observed and performed except the payment of Fixed Rent and Additional Rent under the Underlying Lease and except those other provisions of the Underlying Lease made inapplicable by the express provisions of this Sublease or the Excluded Provisions (as hereinafter defined). Except for the Excluded Provisions, all of the terms, covenants and conditions of the Underlying Lease are incorporated herein with the same force and effect as if herein set forth in full. The rights and obligations contained in the Underlying Lease are hereby imposed upon the Sublessor and the Sublessee during the term of this Sublease, "Sublessor" being substituted for "Landlord" and "Sublessee" being substituted for "Tenant" and the "Sublet Premises" for the "Premises".

                  (c) In all instances where Sublessor's consent is required hereunder, Sublessor agrees that Sublessor's consent shall not be unreasonably withheld or delayed. If any request for consent or approval of Underlying Landlord is made by Sublessee, Sublessor shall promptly cooperate with Sublessee in obtaining the appropriate consent and furnish the appropriate parties all materials received from Sublessee, together with such notices, instructions and materials as may be required to be furnished by Sublessor.

                  (d) Sublessee shall be entitled to the services, maintenance, repairs and access which the Under lying Landlord is obligated to furnish or supply to, or for


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the benefit of, the Sublet Premises pursuant to the terms of the Underlying
Lease. Sublessee agrees to pay for all utilities used in the Sublet Premises other than those utilities and services which are provided without charge under the Underlying Lease. Sublessor hereby represents and warrants and Sublessee hereby acknowledges that the Building has been submetered to measure electricity usage independently for the first and second floors of the Building. From and after the Commencement Date Sublessee shall pay the electricity charges shown on such meter with respect to the Sublet Premises only. Sublessee acknowledges that there is one meter which measures electrical consumption on the first floor of the Building. With respect to the Computer Room, Sublessee shall pay a share of the electricity charges shown on such meter equal to 3% (i.e.: 855/ expense, install submeters on the first floor of the Building to measure electrical consumption, including, but not limited, a separate meter serving the Computer Room exclusively, and in such event, Sublessee shall pay, without any surcharge, the normal and customary rates with respect to such electrical consumption as shown on the Computer Room meter. Sublessor shall be under no duty to perform any of the covenants, agreements or requirements of the Underlying Landlord and Sublessor shall not be liable to Sublessee because of any failure or delay on the part of the Underlying Landlord in furnishing such services or making such repairs unless such failure or delay results from Sublessor being in default under the Underlying Lease (other than a default under the Underlying Lease caused by a default by Sublessee hereunder or Sublessor's negligent or wilful misconduct).

                  (e) The Sublessor shall perform and observe the covenants and agreements on the part of the Sublessor, as Tenant under the Underlying Lease, to be observed and performed and the Sublessor covenants and agrees not to do anything or fail to do anything which would result in a default under or cause the Underlying Lease to be terminated; provided however, the Sublessor does not assume any obligation to perform the terms, covenants and conditions contained in the Underlying Lease on the part of the Underlying Landlord to be performed. The Sublessee shall accept performance by the Underlying Landlord under the Underlying Lease of any of the obligations of the Sublessor under this Sublease.


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                  (f) The Sublessee shall not be allowed any abatement or
diminution of rent under this Sublease because of the Underlying Landlords' failure to perform any of its obligations under the Underlying Lease. Notwithstanding the foregoing, in the event that the Sublessor actually receives an abatement or diminution of rent from the Underlying Landlord with respect to the Premises, some or all of which is properly allocated to the Sublet Premises, the Sublessee shall be entitled to the portion of such abatement or diminution which is properly allocable to the Sublet Premises.

                  (g) The Sublessor shall enforce the obligations of the Underlying Landlord pertaining to the Sublet Premises. In the event the Sublessor initiates any action or proceeding to compel the performance of Landlord under the Underlying Lease, to the extent that such enforcement action benefits both the Sublessor as Tenant under the Underlying Lease, and the Sublessee hereunder, the Sublessee shall pay an amount equal to a fair and equitable share of such costs and expenses which, in the case of any matter affecting the Sublet Premises and the balance of the Premises in substantially an equivalent manner shall be the Sublessee's Proportionate Share (as hereinafter defined) of such expenses. All costs and expenses of the Sublessor under this Section which are to be reimbursed by the Sublessee shall be Additional Rent hereunder and shall be paid by the Sublessee with the next ensuing Fixed Rent payment. If the Sublessor fails to enforce such obligations, after request by the Sublessee, the Sublessor shall assign to the Sublessee all of the Sublessor's right, title and interest in any such claim and the enforcement thereof and after such assignment, the Sublessee shall be entitled to enforce such claim in its own name or in the name of the Sublessor.

                  (h) The Sublessor reserves the right at any time during the term of this Sublease to amend the Under lying Lease to provide for a reduction of fixed rent and/or additional rent and to obtain other financial concessions from the Underlying Landlord, its successors or legal representatives provided that the Sublessor shall not enter into any amendment of the Underlying Lease which shall amend any other terms of the Underlying Lease which shall be applicable to or govern the Premises as the same pertains to the Sublet Premises and the entrances, exits and corridors leading to and from the Sublet Premises and to the duties of the Sublessor or the Underlying Landlord with respect


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thereto and with respect to the services, equipment and facilities provided thereto. If, as and when the Sublessor enters into any such amendment of the Underlying Lease with the Underlying Landlord, the term "Underlying Lease" as defined herein shall be deemed to include any such amendment from and after the effective date of such amendment subject, however to the provisions of this
Section 1(h) of this Sublease.

            2. Term

            Provided that the consent (as more particularly described in Section 13 herein), required from the Underlying Landlord has been received, the term of this Sublease shall commence on March 23, 1996, or in the event the Underlying Landlord's consent has not been received by April 12, 1996, then, on the first business day following the date on which the consent by the Underlying Landlord is received by the Sublessee (the "Commencement Date"), but in no event later than April 26, 1996, and shall end at 5:00 P.M. eastern standard time on September 29, 2000 (the "Expiration Date"), if not sooner terminated pursuant to the terms of this Sublease or the Underlying Lease.

            3. Fixed Rent

                  (a) Sublessee shall pay to Sublessor at its office (or at such other place as Sublessor may designate in a notice to Sublessee) in lawful money of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment by check, without prior demand therefor and without any offset or deduction whatsoever, except as specifically provided for herein from the date hereof through and including September 29, 2000 (subject to CPI Adjustment as provided for herein), an annual rental equal to FOUR HUNDRED TWELVE THOUSAND NINE HUNDRED FIFTEEN DOLLARS and 20/100 ($412,916.20) ("Fixed Rent") per annum payable in equal monthly installments of THIRTY FOUR THOUSAND FOUR HUNDRED NINE DOLLARS and 60/100 ($34,409.60);

                  (b) On the date of execution hereof, Sublessee has paid rent in advance in the amount of $34,409.60 representing one month's payment of Fixed Rent receipt of which by Sublessor, subject to collection, is hereby acknowledged. If the Commencement Date is not on the first day of the calendar month, then the amount of Fixed Rent due to Sublessor on the first day of the month


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following the month in which the Commencement Date occurs, shall be an amount equal to the product of (i) $34,409.60, multiplied by (ii) a fraction, the numerator of which is the number of days from and including the Commencement Date to and including the last day of the calendar month in which the Commencement Date occurs and the denominator of which shall be equal to the actual number of days in the calendar month in which the Commencement Date occurs. Thereafter, each monthly installment of Fixed Rent shall be paid in advance on or before the first day of each and every calendar month during the term. With the exception of the first month of the sublease term, the Fixed Rent for any month of the term of this Sublease which does not begin or end on the first or last day of the calendar month shall be prorated on a daily basis in accordance with the Fixed Rent due for such calendar month. The Sublessee's obligation to make such payment shall survive the expiration or sooner termination of this Sublease.

                  (c) Commencing on the first day of the month preceding the first anniversary of the Commencement Date and continuing with each anniversary date thereafter, the Fixed Rent (without taking into account any previous CPI Adjustment) shall be increased in proportion to the increase, if any, in the Index (as defined in the Underlying Lease) which has occurred between the month which is three (3) months prior to the first month of this Sublease term (January, 1996) and the month which is three months prior to each such Adjustment Month. For purposes of this Sublease, an Adjustment Month(s) shall mean each April, commencing with April 1, 1997 ("CPI Adjustment").

                  (d) All other costs, expenses and charges which are the obligation of the Sublessee hereunder or which the Sublessee under the Underlying Lease assumes or agrees to pay, shall be deemed additional rent ("Additional Rent").

            4. Additional Rent

                  (a) Sublessor represents that its Tenant's Share, as Tenant under the Underlying Lease, as defined in Article 1 of the Underlying Lease is 100%. Commencing April 1, 1997 and continuing with each ensuing calendar year thereafter, Sublessee shall pay Additional Rent within ten (10) business days after demand, which Additional Rent shall be equal 51.6% ("Sublessee's Proportionate Share") of the amount, if any, by which the Operating Costs (as such term is defined in the Underlying Lease) in each such calendar


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year subject to proration with respect to the last year of the Sublease term if less than a full calendar year, exceed the Operating Costs paid or charged to the Sublessor as tenant under the Underlying Lease for the calendar year 1996. Sublessor shall, upon Sublessee's request, request of Underlying Landlord the supporting data required to verify the charges for Additional Rent sought to be passed on to Sublessee as occupant of the Sublet Premises pursuant to the Underlying Lease and shall disclose to Sublessee all information or findings pertaining to the duty of Sublessor or Sublessee to pay such charges as Additional Rent, including such matters with respect to such items of Additional Rent as may have been called to Sublessor's attention by Sublessee. If Sublessor shall not otherwise be contesting such charges, the cost and expense of obtaining such supporting data, if any, shall be paid by Sublessee, as Additional Rent.

                  (b) If Sublessor receives any refund or credit under the Underlying Lease relating to any payment made by the Sublessee for Additional Rent pursuant to this Article, Sublessee shall be entitled to receive from Sublessor the entire amount of such refund or credit (less sums, if any, expended by Sublessor in connection with ob taining such refund or credit) to the extent relating to any payment made by Sublessee to Sublessor for Additional Rent promptly following receipt by Sublessor.

                  (c) Sublessor shall cause to be provided to the Building, including the Sublet Premises, services consisting of maintenance, repairs, cleaning of the Building (other than the Sublet Premises), cellular service, pest control, sanitation and waste removal ("Sublessor's Services") which shall be paid for by Sublessor and Sublessee as herein provided. Sublessee's expense base based on Sublessee's Proportionate Share is $0.17 per square foot ("Sublessee's Expense Base"). Commencing on the first anniversary of the Commencement Date and continuing with each anniversary date thereafter, if the cost of Sublessor's Services shall be greater than Sublessee's Expense Base, Sublessee shall pay to Sublessor, as additional rent for such year, an amount equal to the Sublessee's Percentage of the excess of the cost of Sublessor's Services for such year over the Sublessee's Expense Base ("Sublessee's Expense Payment"). Sublessor shall submit to Sublessee, prior to, or within 30 days following the commencement of each year of the Sublease Term, an expense statement certified by the Sublessor, setting forth the costs and expenses of the


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Sublessor's Services for the preceding year and the payment, if any due to
Sublessor from Sublessee for such year. In the event there is a decrease in the cost of Sublessor's Services, Sublessee's Expense Payments shall be adjusted to reflect the decrease.

            5. Use

            Sublessee shall use and occupy the Sublet Premises for executive and general offices, including, without intention to limit the generality of the foregoing in any respect, Sublessee shall have the right to operate in the Sublet Premises 24 hours a day, 365 days a year, its wholesale and retail travel related sales and services business, distribution of airline tickets and travel related documents, and to install and incorporate into the Sublet Premises, throughout the term of this Sublease (a) computers and related equipment, (b) telephone system and data bank, (c) word processing, mailing and related equipment and (d) photocopying facilities and related services and equipment. The Sublet Premises shall not be used for retail sale to walk-in customers or clients.

            6. Representations

                  (a) The Sublessee represents and warrants that it has inspected the Sublet Premises and is familiar with the condition thereof. Sublessee agrees that it enters into this Sublease without any representation or warranties by Sublessor, its agents, representatives, employees, servants, brokers or any other person as to the present or future condition of the Building or the Sublet Premises or the appurtenances thereto except as herein contained. Sublessee agrees that Sublessee accepts the Sublet Premises "as-is" in its condition as of the date hereof and except for delivery of Sublessor's Tenant Improvement Payment (as hereafter defined), Sublessor shall not be obligated to furnish any work, materials or services or rent concessions in order to ready the Sublet Premises for Sublessee's occupancy. Contemporaneously with the execution and delivery of this Sublease, Sublessor shall deliver a check made payable to Sublessee in the amount of $30,000 to be applied by Sublessee to any improvements Sublessee may elect to undertake in the Sublet Premises ("Sublessor's Tenant Improvement Payment").

                  (b) The Sublessor hereby represents and warrants that (i) the Underlying Lease is in full force and


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

effect; (ii) Exhibit A contains a true, complete and correct copy of the Underlying Lease and that there have been no amendments or modifications thereto; (iii) the Underlying Landlord is not in default under the Underlying Lease; (iv) the Sublessor, as Tenant, is not in default under the Underlying Lease; (v) the Sublessor's interest under the Underlying Lease has not been encumbered by any prior transfer, assignment or encumbrance; (vi) the Sublessor has full and lawful authority to sublease the Sublet Premises pursuant to the terms and conditions set forth herein, subject only to the Underlying Landlord's consent thereto; (vii) the Sublet premises are in compliance with all applicable laws and building codes; and (vii) Sublessor's option to terminate the Underlying Lease as provided for in Section 3.05 of the Underlying Lease is of no force and effect and the Sublessor, as tenant under the Underlying Lease has no right to terminate the Underlying Lease prior to the Expiration Date.

                  (c) Each party shall, at any time and from time to time, upon not less than ten (10) days prior written notice from the requesting party, execute, acknowledge and deliver to the requesting party, a statement in writing
(i) certifying that this Sublease is unmodified and in full force and effect (or, if modified, stating the nature of the modification and certifying that this Sublease, as so modified, is in full force and effect) and the dates to which the Fixed Rent and any Additional Rent and other charges are paid in advance, and (ii) acknowledging that there are no defaults on the part of the Sublessor or Sublessee, as the case may be, or specifying such defaults if any are claimed.

            7. Insurance

            Sublessee covenants and agrees to provide at its sole cost and expense on or before the Commencement Date, and to keep in force during the Sublease Term, a Commercial General Liability insurance policy naming the Sublessor and the Underlying Landlord as named insured parties, which policy shall include, but not be limited to, contractual liability insurance, property damage and personal injury coverage protecting Sublessee, Sublessor and the Underlying Landlord against any liability whatsoever, occasioned by any occurrence on or about the Sublet Premises or any appurtenances thereto. Such policy shall be written by and delivered, all companies as provided for in
Article 4.05(c) of the Underlying Lease. As of the date of this Sublease,


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Sublessor requires that limits of liability under the policy be not less than
$1,000,000.00 and such amount may be subject to periodic increases as provided for in Article 4.05(b) of the Underlying Lease. Such policy shall also have the indemnity clause referred to in Article 5.05 of the Underlying Lease and Section 16 hereof typed on the policy evidencing that the "hold harmless" clause has been insured. Sublessee's failure to provide and keep in force the aforementioned insurance shall be regarded as a default hereunder entitling Sublessor to exercise any and all of the remedies provided for in the Sublease (and in the Underlying Lease, as incorporated by reference into this Sublease) in the event of Sublessee's default.

            8. Broker

            Sublessor and Sublessee each covenant, warrant and represent to the other that there was no broker, finder, consultant or like agent except CB Commercial Real Estate Group, Inc. ("CB Commercial") instrumental in consummating this Sublease and that no conversations or negotiations were held with any broker, finder, consultant or like agent other than CB Commercial concerning the leasing of the Sublet Premises. Each party agrees to hold the other harmless against any claims for brokerage commissions arising out of any conversations or negotiations had by such party with any broker, finder, consultant or like agent except CB Commercial. Sublessor has agreed to pay any and all brokerage commissions to CB Commercial pursuant to a separate agreement. The representations, warranties and covenants contained in this Article shall survive the expiration or earlier termination of this Sublease.

            9. Assignment and Subletting

            Subject to the rights of the Underlying Landlord under Article 9 of the Underlying Lease to consent to a proposed assignment or sublet, (a) Sublessee shall not assign this Sublease or sublet or permit the use of all or any portion of the Sublet Premises without obtaining the prior written consent of the Sublessor, which consent Sublessor agrees will not be unreasonably withheld or delayed; provided, however, that Sublessee shall be permitted, upon prior written notice to the Sublessor and the Underlying Landlord but without either the Sublessor's or the Underlying Landlord's consent, to assign this Sublease, sublet all or any portion of the Sublet Premises or provide the use of all or any portion of the Sublet


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Premises, to one or more Affiliates of Sublessee or to an entity into or with which Sublessee shall be merged or consolidated or an entity to which all or substantially all of the assets of Sublessee shall be transferred. For purposes of this Sublease, the term "Affiliate" is defined as any entity or person directly or indirectly controlling, controlled by or under common control with Sublessee. The term "control" is defined as ownership of 50% or more of all of the issued and outstanding stock of any corporation or the equivalent ownership interest in any non corporate entity.

            10. Quiet Enjoyment

            Sublessor covenants and agrees to perform all of its obligations as Tenant pursuant to the Underlying Lease so that this Sublease shall at all times during the term continue in full force and effect and that Sublessee's occupancy of the Sublet Premises will not be interfered with or disturbed. Sublessee, upon paying the rent and all other charges as herein provided shall quietly have and enjoy the Sublet Premises during the term of this Sublease without hinderance or molestation by anyone claiming by, through, or under Sublessor.

            11. Default

                  (a) In the event Sublessee shall default in the performance of any of the terms, covenants and condi tions on its part to be performed under this Sublease, or in the event that Sublessee shall default in performance of any of the terms, covenants and conditions on the Tenant's part to be performed under the Underlying Lease which are the obligations of Sublessee to perform under this Sublease and which are not cured prior to the expiration of the time for curing thereof thereunder, Sublessor shall have the same rights and remedies with respect to the such default as are given to the Underlying Landlord under the Underlying Lease with respect to a default by Tenant under the Underlying Lease, all with the same force and effect as though the provisions of the Underlying Lease with respect to defaults were and the rights and remedies of the Underlying Landlord thereunder in the event thereof were set forth at length in this Sublease. Sublessor shall notify Sublessee promptly of any notices of default relating to the Sublet Premises which may be received by Sublessor from Underlying Landlord.


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

                  (b) If Sublessee shall default in the performance of any of the Sublessee's obligations hereunder or under any the provisions of the Underlying Lease which are the obligations of the Sublessee to perform under this Sublease beyond any applicable grace periods after notice, Sublessor, without thereby waiving such default, may, at Sublessor's option, perform the same for the account and at the sole cost and expense of Sublessee, without notice in the event of an emergency, and after ten (10) day prior written notice in any other event unless Sublessee notifies Sublessor in writing of its intent to perform within said 10 day period after receipt of said notice. If Sublessor makes any expenditures or incurs any obligations for the payment of money, including without limitation, reasonable counsel fees in instituting, prosecuting or defending any action or proceeding, by reason of any default of Sublessee hereunder, such sums paid or obligations incurred, shall be deemed to be Additional Rent and shall be payable by Sublessee to Sublessor upon demand.

            12. Notices

                  (a) Any notice to be given under this Sublease shall be in writing and shall be sent by certified mail, return receipt requested, or by Federal Express or similar overnight courier service addressed as follows:

                        If to Sublessor:

                        Lockheed Engineering & Sciences Company
                        2625 Bay Area Boulevard
                        Houston, Texas 77058
                        Attention:  Charles J. Dickey

                        with a copy each to:

                        Lockheed Environmental Systems &
                          Technologies Company
                        Two Allen Center
                        1200 Smith Street, Suite 800
                        Houston, Texas
                        Attention:  Dennis Patton

                                     and

                        Lockheed Environmental Systems &
                          Technologies Company
                        980 Kelly Johnson Drive


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

                        Las Vegas,Nevada 89119
                        Attention:  John R. Baker

                        If to Sublessee:

                        Global Discount Travel Services LLC
                        4052 S. Industrial Road
                        Las Vegas, Nevada 89103

                        with a copy to:

                        Global Discount Travel Services LLC
                        c/o Icahn Associates
                        114 West 47th Street
                        New York, New York 10036
                        Attention: Robert J. Mitchell

Each party shall have the right to designate by notice in writing to the other party any other address to which such party's notice is to be sent. Any notice shall be deemed given (i) when received, (ii) three (3) business days after mailing, or (iii) one (1) business day after delivery to Federal Express or similar overnight courier, whichever occurs first.

            13. Consent

                  (a) This Sublease is subject to and conditioned upon Sublessor securing (i) the consent of the Underlying Landlord and the Underlying Landlord's lender to this subletting to the extent required under the Underlying Lease, (ii) the consent of the Underlying Landlord to the use of the Supplemental Parking and the Parking License (as hereinafter defined) as provided for in the Parking License, (iii) the execution and delivery to Sublessee of the non-disturbance agreement by the Underlying Landlord substantially in the same form of the agreement attached hereto as Exhibit C ("Non-Disturbance Agreement") and (iv) the execution and delivery by the Underlying Landlord of an estoppel certificate in the form attached hereto as Exhibit D of the Underlying Landlord called for herein.

                  (b) Sublessor agrees that upon the signing of this Sublease it will proceed with diligence to obtain (i) the consent of the Underlying Landlord to this Sublease and to furnish the Sublessee a fully executed copy of such consent, which consent shall be unconditional; (ii) the execution by the Underlying Landlord of the Non-Disturbance


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

Agreement and the delivery of a fully executed Non- Disturbance Agreement to Sublessee and (iii) an estoppel certificate from the Underlying Landlord pertaining to the Underlying Lease in the form called for under 13(a) of this Sublease. In the event the Sublessor is unable to secure such consent to this Sublease, such estoppel certificate or said Non-Disturbance Agreement, as the case may be, within 15 days from the date hereof, either party shall thereafter have the right, exercisable by notice to the other party given at any time before such parties have been notified that the consent, the Non-Disturbance Agreement and the estoppel certificate have been obtained, to cancel this Sublease unless such condition is promptly waived by the other party. If this Sublease is so canceled, this Sublease shall be null and void, Sublessor shall promptly return to Sublessee the initial installment of Fixed Rent paid upon execution of this Sublease, and thereafter, neither party shall have any claim against the other except as provided for in Section 8 hereof. Either party may waive any provision of this Sublease which is for such parties exclusive benefit in connection with the procurement of such consent, and Sublessee may waive the requirement for the Non-Disturbance Agreement, the approval of the Parking License and the estoppel certificate in the forms required hereunder.

            14. Entire Agreement

            This Sublease contains the entire agreement between the parties with respect to the matter hereof and supersedes all prior understandings, if any, with respect thereto, This Sublease may not be modified, changed or supplemented, nor may any obligations hereunder be deemed waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted.

            15. Excluded and Modified Provisions

            It is expressly understood and agreed by and between the Sublessor and the Sublessee that notwithstanding the obligations of the Sublessor to the Underlying Landlord under the Underlying Lease, the Underlying Lease provisions listed on Exhibit B attached hereto and incorporated by reference herein are either expressly excluded from and not incorporated by reference into this Sublease or modified to the extent reflected on Exhibit B ("Excluded Provisions").

            16. Indemnity Provision

                  (a) Sublessee covenants that it will, and does hereby agree to, indemnify and hold Sublessor, its officers, directors, shareholders, agents, successors and assigns, harmless from and against any and all actions, claims, demands, damages, liabilities, and expenses (including, without limitation, attorneys' fees and disbursements and costs of enforcing this indemnity) paid or incurred by Sublessor on account of any default under the Underlying Lease caused by the Sublessee (whether through its own acts or omissions, or the act or omission of its agents, servants, employees or invitees) as a result of any failure of the Sublessee to perform and observe as to the Sublet Premises any of the terms, covenants and conditions on the part of the Sublessee under this Sublease to be performed and observed except for any default by the Sublessor under this Sublease or the Underlying Lease.

                  (b) Sublessor covenants that it will, and does hereby agree to, indemnify and hold Sublessee, its officers, directors, shareholders, agents, successors and assigns, harmless from and against any and all actions, claims, demands, damages, liabilities and expenses (including, without limitation reasonable attorneys' fees and disbursements and costs of enforcing this indemnity) incurred or sustained by Sublessee on account of any default by Sublessor, its agents, servants, employees or invitees, under this Sublease or the Underlying Lease in performing or observing any of the covenants and agreements on the part of the Sublessor as Tenant under the Underlying Lease to be performed or observed, except for any default by the Sublessor under the Underlying Lease or this Sublease resulting from a default by the Sublessee under this Sublease.

            17. Non-Disturbance and Attornment

                  (a) In the event of termination, re-entry or dispossess by Underlying Landlord under the Underlying Lease prior to the expiration of the Sublease term, Sublessee may in its sole discretion, attorn to the Underlying Landlord under the Underlying Lease for the then remaining term of this Sublease upon and subject to the then executory provisions of this Sublease. Upon such attornment by Sublessee to the Underlying Landlord and upon Underlying Landlord accepting such attornment, this Sublease shall continue in full force and effect as if it were a direct lease between the Sublessee and the Underlying Landlord and all of the terms, covenants and conditions of this Sublease shall be applicable after such attornment except that the Underlying Landlord under the Underlying Lease shall not (i) be liable for any previous acts or omissions of the Sublessor under this Sublease, (ii) be subject to any offset, not expressly provided in this Sublease which theretofore accrued to Sublessee against Sublessor, or (iii) be bound by any previous modification of this Sublease made without the Underlying Landlord's written consent or by any previous prepayment of more than one month's Fixed Rent or of payments of Additional Rent due in accordance with the provisions of this Sublease.

                  (b) Sublessor and Sublessee hereby agree that this Sublease is conditioned upon Sublessor delivering the Non-Disturbance Agreement to Sublessee between Sublessee and the Underlying Landlord, which agreement provides that in the event of a termination of the Underlying Lease during the term of this Sublease and election by the Sublessee to remain in possession of the Sublet Premise, the Underlying Landlord shall at Sublessee's request, accept attornment by Sublessee under this Sublease for the balance of the term hereof, but upon and subject to all of the terms and provisions of the Underlying Lease to the extent not otherwise provided for in the Non-Disturbance Agreement, and this Sublease, in such event shall be and be deemed to have been amended so as to have incorporated all of the terms and provisions of the Underlying Lease as if set forth herein at length, and such terms and provisions shall, to the extent not otherwise provided for in the Non-Disturbance Agreement supersede the terms and provisions of the Sublease; provided, however, that the Sublessee will be under no obligation to cure any default or rectify any condition under the Underlying Lease which gave rise to a default under the Underlying Lease, nor be bound by any amendment to any Underlying Lease hereafter made not consented to by Sublessee, but nothing herein contained shall excuse performance by Sublessee of its obligation as tenant under this Sublease as the same shall be and be deemed to have been amended from and after the effective date of such attornment and acceptance of attornment. Sublessee shall execute and deliver to Underlying Landlord any and all amendments to this Sublease as may be necessary to effectuate or confirm the foregoing provisions of this Section.

            18. Access

            Notwithstanding anything contained in this Sublease or in the Underlying Lease to the contrary, Sublessor or Sublessor's agents shall have no right, except upon prior reasonable notice and at reasonable times, to enter upon the Sublet Premises except in the case of emergency, or when circumstances otherwise warrant, and further provided that such entry shall not unreasonably disrupt the conduct of Sublessee's business.

            19. Waiver of Sublessor's Lien

            Sublessee has informed Sublessor that one or more companies (each, a "Leasehold Mortgagee"), has extended or may in the future extend credit to Sublessee, whether by way of a personal property lease or secured in part by Sublessee's interest in any personal property, inventory, equipment or trade fixture to be installed or located at the Sublet Premises (the "Pledged Personal Property"). Sublessor agrees that any Pledged Personal Property will remain personal property at all times even if affixed to or installed upon the Sublet Premises, and waives any right, title or interest in such Pledged Personal Property, including, without limitation, Sublessor's statutory lien, if any, for rent. Sublessor agrees that Leasehold Mortgagee may enter the Sublet Premises and remove the Pledged Personal Property at any time upon providing Sublessor reasonable notice, without further consent from the Sublessor, in the event of a default under that Pledged Personal Property lease or the secured obligation, whether or not the Sublease is terminated, provided that Leasehold Mortgagee agrees to reimburse Sublessor for the cost of repair of the physical damage to the Sublet Premises caused by such removal (but not for any reduction in the value of the Sublet Premises caused by the absence of the personal property so removed). Sublessor agrees that the Sublessee's interest in this Sublease may be pledged to the Leasehold Mortgagee provided the Leasehold Mortgagee shall be bound by all other terms, provisions and conditions contained in this Sublease should the Leasehold Mortgagee acquire Sublessee's interest in this Sublease.

            20. Alterations

                  (1) Sublessee shall have the right, at its own cost and expense to make all alterations, decorations, additions or improvements as may be required for the conduct of Sublessee's business in the Sublet Premises, except that Sublessee shall be required to obtain the consent of the Sublessor to alterations, additions or improvements in the Sublet Premises (which consent the Sublessor agrees will not be unreasonably withheld or delayed), provided that the Sublessor shall not withhold its consent to the following alterations to be performed by the Sublessee to the Sublet Premises:

                  a) Relocation of partitions and doors;

                  b) Relocation and/or installation of additional electrical and telephone outlets;

                  c) carpet, paint and wallcovering;

                  d) installation of signs on the entrance to the Sublet Premises and outside the Building in accordance with Section 22 of this Sublease; and

                  e) construction of "break room" consisting of a sink, dishwasher, microwave oven and vending machines provided Sublessee shall obtain the consent of the Underlying Landlord if such consent is required pursuant to the terms of the Underlying Lease. Sublessee shall comply in the performance of such work with all laws, ordinances, rules and regulations of all governmental authorities having jurisdiction over the Sublet Premises.

                  (2) Sublessor represents and warrants to Sublessee that Sublessor is not under any duty, as a Tenant under the Underlying Lease, to make alterations to the Premises in order to restore the Premises to the condition into which the Premises are to be put to comply with the requirement of the Underlying Lease relating to Sublessor's surrender of the Premises at the expiration of the term of the Underlying Lease.

                  (3) All articles of personal property and all business and trade fixtures, machinery, equipment, furniture and movable partitions owned by the Sublessee or installed by the Sublessee at its expense in the Sublet Premises shall be and remain the property of the Sublessee and may be removed by the Sublessee at any time during the term of this Sublease provided that Sublessee shall repair any damage caused by said removal and shall deliver the Sublet Premises to Sublessor broom clean and in substantially the same condition as upon commencement of the term hereof, reasonable wear and tear excepted, except however, Sublessee shall not be required to remove any alteration, including any structural alteration it may have been allowed to make pursuant to the terms of the Underlying Lease, or with the consent of the Underlying Landlord (unless required by the terms of such consent).

            21. Parking

                  (a) Notwithstanding anything contained in the Underlying Lease to the contrary, Sublessor covenants and agrees to provide Sublessee with 200 parking spaces at the Premises (as such term is defined in the Underlying Lease) ("Sublessee's Parking") which shall be provided as follows: (i) 140 parking spaces shall be provided to Sublessee from the parking spaces allocated to Sublessor under the Underlying Lease (referred to in the Underlying Lease as the Common Parking Area), and (ii) 60 parking spaces located at 975 Grier Drive, Las Vegas, Nevada ("Supplemental Parking") shall be provided to Sublessee from the parking spaces allocated to Sublessor pursuant to a lease dated November 17, 1990 between the Sublessor, as tenant, and the Underlying Landlord, as landlord, for the premises located at 975 Grier Drive, Las Vegas, Nevada (the "Additional Lockheed Lease"). The expiration date of the Additional Lockheed Lease is December 31, 2000.

                  (b) Sublessor hereby grants to Sublessee an exclusive license to utilize the Supplemental Parking (the "Parking License"). The Parking License, including, but not limited to the continuation thereof as set forth further within this subsection (b), is a material part of the rights granted by Sublessor to Sublessee hereunder. The Sublessor and Sublessee hereby agree that the Parking License shall continue in full force and effect notwithstanding the termination of the Underlying Lease so long as the Sublessee shall remain in possession of the Sublet Premises whether as a subtenant or a direct tenant of the Underlying Landlord or any successor-in-interest to the Underlying Landlord until the expiration of the Sublease term. Sublessor hereby covenants and agrees that the Additional Lockheed Lease will remain in full force and effect throughout the Sublease Term.

                  (c) Sublessee hereby agrees to provide all its employees with parking stickers which shall identify the name of the Sublessee and shall further provide Sublessor and Underlying Landlord with a quarterly listing of the license plate numbers for all employee vehicles utilizing the Sublessee's Parking. In the event there are visitors or service companies visiting the Sublet Premises for or on behalf of the Sublessee, Sublessee agrees to provide each such visitor with a parking pass to be inserted in the inside front window of the vehicle indicating the vehicle as a visitor to the Sublet Premises.

                  (d) Sublessee hereby covenants and agrees that Sublessee, including, but not limited to any of Sublessee's employees, visitors, vendors or other service companies servicing the Sublet Premises, shall not occupy any more than 200 parking spaces at any one time and that it shall be a default under this Sublease if Sublessee shall utilize more than the 200 spaces allocated to Sublessee at any one time (a "Parking Default"). In the event of a Parking Default, Sublessor shall provide immediate telephonic notice to Sublessee's Representative (as hereinafter defined) at the Sublet Premises and thereafter written notice to Sublessee within 3 days of the Parking Default specifying the nature of the default, including, but not limited to, the time and date upon which the Parking Default occurred (a "Parking Default Notice"). Sublessee's Representative shall be two (2) or more individuals designated by Sublessee, notice of which shall be provided to Sublessor and Underlying Landlord. At the inception of the Sublease Term, the Sublessee's Representatives shall be Terry O'Neil and Frank McPherson.

                  (e) Following or contemporaneously with the first Parking Default Notice, a copy of which notice shall be delivered to Sublessee by the Sublessor, the Underlying Landlord may retain a parking attendant to monitor the parking at the Premises and Sublessee acknowledges that the Underlying Landlord may require that the Sublessor pay for a parking attendant retained by the Underlying Landlord to monitor the parking at the Premises and the Supplemental Parking. Upon written notice of the Underlying Landlord to Sublessor of its election to retain a parking attendant, a copy of which notice shall be provided to Sublessee, Sublessee shall, pay to Sublessor, as additional rent such sums as required to be paid by the Underlying Landlord for the reasonable costs and expenses of such parking attendant.

                  (f) In the event Sublessee shall have received three (3) or more Parking Default Notices within any 12 month period during the Sublease Term, and provided that Sublessor has received a written notice from Underlying Landlord requesting that Sublessor terminate the Sublease as a result of three Parking Default Notices to Sublessee within the preceding 12 month period, Sublessor shall provide written notice to Sublessee of Underlying Landlord's notice, which notice shall include a copy of Underlying Landlord's notice, and such Parking Default shall be considered and be deemed to be an Event of Default under this Sublease without any opportunity on the part of the Sublessee to cure, and concurrently with such notice, this Sublease shall terminate, and Sublessor shall be entitled to exercise all rights and remedies against Sublessee as provided for in this Sublease.

            22. Signage

            Subject to the rights of the Underlying Landlord as contained in
Article 5.04 of the Underlying Lease, Sublessee shall have the right to install a sign on the front door of the Sublet Premises and Sublessor shall provide a directional sign in the parking lot of the Building consistent with those signs already located in the parking lot indicating the location of the Sublet Premises similar to Sublessor's existing signs and in accordance with the Requirements of the Airline Reporting Corporation .

            23. Guaranty of Sublease

            The Obligation of Sublessee under this Sublease shall be guaranteed by Highcrest Investors Corporation (the "Guaranty"). A copy of the form of Guaranty is attached hereto as Exhibit E.

            24. Miscellaneous

                  (a) This Sublease shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Nevada applicable to agreements made and to be performed wholly within the State of Nevada.

                  (b) The terms, covenants and conditions contained in this Sublease shall bind and inure to the benefit of the Sublessee and Sublessor and their respective successors and assigns.

                  (c) Each right and remedy of the Sublessor provided for in this Sublease shall be cumulative and shall be in addition to every other right and remedy provided for in this Sublease or now or hereafter existing at law or in equity by statute or otherwise.


                                    SUBLESSOR

                                    LOCKHEED ENGINEERING &
                                    SCIENCES COMPANY


                                    By:___________________________



                                    SUBLESSEE

                                    GLOBAL DISCOUNT TRAVEL
                                    SERVICES LLC

                                    By:  Highcrest Investors Corp.


                                    By:___________________________
                                       Robert J. Mitchell
                                       Assistant Secretary